EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
Integrated Business Systems and Services, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (No.        ) of Integrated Business Systems and Services, Inc. and subsidiary of our report dated April 10, 2002, relating to the consolidated balance sheets of Integrated Business Systems and Services, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ (deficiency) equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears on page F-2 of the annual report on Form 10KSB of Integrated Business Systems and Services, Inc. for the year end December 31, 2001.

/s/ SCOTT MCELVEEN, L.L.P
Scott Mcelveen, L.L.P.

Columbia, South Carolina
June 5, 2002